Exhibit 99.1

Evergreen Energy Agrees to Convert an Additional Portion of its
Outstanding 2007 Convertible Debt

DENVER, September 29, 2010 — Evergreen Energy Inc. (NYSE Arca: EEE), a green energy technology solutions company, signed an agreement with certain holders of its 8% 2007 Convertible Notes to convert and retire approximately $2.8 million in outstanding debt for 1,007,143 shares of common stock, par value $0.001 per share on a post-split basis.  The conversion is expected to close no later than September 30, 2010. Included in the agreement is a release of any claims the participating bondholders may have arising out of the notes or the indenture governing the notes.
Thomas H. Stoner, chairman and CEO of Evergreen, stated, “We continue to make progress in resolving outstanding debt with the 2007 bondholders.  Our discussions with the remaining 2007 bondholders are ongoing.  We are evaluating options for reducing the remaining debt balance in an effort to further deleverage the company and strengthen our financial position.”
As announced on August 25, 2010, the company converted and retired $3.1 million its 2007 Convertible Notes and accrued interest for 981,250 shares of common stock on a post-split basis.  In total, following the close of today’s transaction, the company expects to have retired approximately $5.8 million of the 2007 Convertible Notes due in August 2012, leaving a balance of $21.6 million.
Evergreen has also filed a Current Report on Form 8-K today with the Securities and Exchange Commission that provides further details of the transaction described above.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  In addition, our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by an unfavorable decisions in the Buckeye litigation, which will limit our ability to utilize the proceeds received from the sale of Buckeye, completion of the sale of Ft. Union and the release of the bond funds, and our ability to raise significant additional capital or effectively complete any restructure transaction on a timely basis to fund our business operations.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Kirsten Chapman & Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com

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